Exhibit 3.2

                                  B Y - L A W S

                                       OF

                                  CAPITAL TRUST

                           a California business trust


                             ______________________


         Capitalized terms used in the following by-laws of Capital Trust, a California business trust (the "Company"), and not otherwise defined have the meaning set forth in the Amended and Restated Declaration of Trust of the Company executed and in effect on July 15, 1997 following approval of the same by the Shareholders at the Company's annual meeting of shareholders held on July 15, 1997 (as amended from time to time, the "Declaration of Trust").


                                    ARTICLE I

                              MEETINGS OF TRUSTEES

         Section 1.1 Place of Meetings. All meetings of the Board shall be held at the principal office of the Company designated by a majority of the Board, unless another location for a particular meeting is otherwise designated by the Chairman of the Board, if any, or a majority of the Board.

         Section 1.2 Quorum. A majority of the Trustees in office at any one time shall constitute a quorum at any meeting of the Board.

         Section 1.3 Notice. Meetings of the Board shall be held from time to time upon the call of the Chairman of the Board, if any, or any two Trustees. Notice of any meeting shall be given at least three days before the meeting.

         Section 1.4 Action by Trustees. The vote of a majority of the Trustees present at a meeting at which a quorum is present shall be the act of the Board.

         Section 1.5 Action Without Meeting. No action of the Board shall be effective without a meeting unless all Trustees then in office shall sign, before or after such action is taken, a written consent to such action and waiver of meeting; provided, however, that the lack of such consent and waiver shall not be raised to defeat the rights of any third party who has in good faith relied upon such action.


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         Section 1.6 Telephonic Meeting. All or any one or more Trustees may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment by means of which all participants can hear each other and participation in a meeting pursuant to such communication shall constitute presence in person at such meeting.

         Section 1.7 Use and Effect of Company Seal. The officer of the Company designated by the Board shall have custody of the seal of the Company. As to any Person relying thereon in good faith, the impression of the seal of the Company upon a document or writing bearing the handwritten signature of such officer, shall conclusively evidence that such document or writing was duly executed pursuant to authority granted by the Board and the Declaration of Trust.


                                   ARTICLE II

                         EXCULPATION AND INDEMNIFICATION

         Section 2.1 Exculpation of Trustees, Officers and Others. (a) No Trustee, officer, employee or agent of the Company shall be liable to the Company or to any other Person for any act or omission except for his or her own willful misfeasance, bad faith, gross negligence or reckless disregard of duty or his or her failure to act in good faith in the reasonable belief that his or her actions are in the best interests of the Company.

         (b) The Trustees, officers, employees and agents of the Company in incurring any debts, liabilities or obligations, or in taking or omitting any other action for or in connection with the Company are, and shall be deemed to be, acting as Trustees, officers, employees or agents of the Company and not in their own individual capacities. Notwithstanding any provision herein to the contrary, no Trustee, officer, employee or agent of the Company shall be liable for any debt, claim, demand, judgment, decree, liability or obligation of any kind in tort, contract or otherwise of, against or with respect to the Company arising out of any action taken or omitted for or on behalf of the Company, and the Company shall be solely liable therefor and resort shall be had solely to the assets of the Company for the payment or performance thereof.

         Section 2.2 Indemnification and Reimbursement. (a) Any Person made a party to any action, suit or proceeding or against whom a claim or liability is asserted by reason of the fact that he, she, his or her testator or intestate was or is a Trustee, officer, employee or agent of the Company or active in such capacity on behalf of the Company shall be indemnified and held harmless by the Company against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and

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reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion. Notwithstanding the above, no Person shall be so indemnified or reimbursed for any claim, obligation or liability which shall have been adjudicated to have arisen out of or been based upon such Person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty or for his or her failure to act in good faith in the reasonable belief that his or her action was in the best interests of the Company. Any Person seeking indemnification under this Section 2.2 shall give prompt notice to the Company of the claim, alleged liability, action, suit or proceeding; provided, that the failure to give such notice shall not relieve the Company of its obligations under this Section 2.2, except to the extent that such failure to give notice prejudices the Company. Such rights of indemnification and reimbursement shall be satisfied only out of the assets of the Company.

         (b) The rights accruing to any Person under this Section 2.2 shall not exclude any other right to which he or she may be lawfully entitled, nor shall anything contained herein restrict the right of the Company to indemnify or reimburse such Person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict such rights of a Trustee to contribution as may be available under applicable law. The Board shall make advance payments for expenses incurred in defending any proceeding in advance of its final disposition in connection with indemnification under this
Section 2.2 provided that the indemnified Person shall have given a written undertaking to reimburse the Company in the event it is subsequently determined that he or she is not entitled to such indemnification. For purposes of this
Section 2.2, any investment advisor, investment manager or independent property manager of the Company shall be considered agents of the Company.

         (c) In order to carry out the intent and purposes of this Section 2.2, the Company shall have the power to enter into individual indemnification agreements with any Person entitled to be indemnified under this Section 2.2, without approval thereof by the Shareholders, provided that the substantive provisions of any such agreement shall not be inconsistent in any material respect with the provisions of this Section 2.2 at the time such agreement is entered into. The terms of any such agreement need not be identical to the terms of any other such agreement and any such agreement which has been entered into may subsequently be amended or changed by mutual agreement of the parties thereto, without approval thereof by the Shareholders, so long as at the time such agreement is entered into or amended or changed, as the case may be, its substantive provisions are not inconsistent in any material respect with the provisions of this Section 2.2.

         (d) The Company shall have the power to use the assets of the Company to establish arrangements for funding its indemnification obligations under this Section

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2.2, including but not limited to depositing assets in trust funds, obtaining bank letters of credit in favor of indemnified Persons or entities, establishing specific reserve accounts and otherwise funding special self-insurance arrangements for these purposes.

                                   ARTICLE III

                                    OFFICERS

         Section 3.1 Contracts and Other Documents. The officer, officers, Trustee or Trustees as may from time to time be authorized by the Board shall have the power to sign and execute on behalf of the Company deeds, conveyances and contracts, and any and all other documents requiring execution by the Company.

         Section 3.2 Ownership of Stock of a Corporation. The officer, officers, Trustee or Trustees as may from time to time be authorized by the Board shall have the power and authority, on behalf of the Company, to attend and to vote at any meeting of stockholders of any corporation in which the Company holds stock and may exercise, on behalf of the Company, any and all of the rights and powers incident to the ownership of such stock at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Company.

         Section 3.3 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his duties, the Board may delegate to another officer such powers or duties.

         Section 3.4 Resignation and Removal. Any officer of the Company may be removed from office for or without cause at any time by the Board. Any officer may resign at any time upon written notice to the Board.

         Section 3.5 Vacancies. The Board shall have the power to fill vacancies occurring in any office.


                                   ARTICLE IV

                               SHARE CERTIFICATES

         Section 4.1 Issuance of Certificates. Every Shareholder shall be entitled to receive a Share certificate in such form as the Board shall from time to time approve. There shall be stated on each Share certificate the certificate number, the date of its issuance, the number of Shares represented thereby, and the name of the Shareholder. All certificates shall be for full Shares. No certificates for fractional Shares shall be issued.

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         Section 4.2 Authentication of Certificates. Each certificate shall bear the signatures of two officers of the Company designated by the Board, and if there shall be an independent transfer agent or registrar, the countersignature of an officer thereof duly authorized for such purpose. The signatures of such officers of the Company may be facsimile reproductions. The validity of a Share or certificate therefor shall not be affected by the fact that at the time of issuance of the certificate one or more Persons whose signatures were duly authorized when placed thereon are no longer authorized to sign the same.

         Section 4.3 Replacement Certificates. Lost, stolen, mutilated or destroyed certificates shall be replaced subject to such conditions of proof and indemnity as the Board may determine to impose.

         Section 4.4 Only Registered Holder Recognized. A register shall be kept under the direction of the Board, which shall contain the names and addresses of the Shareholders, the number of Shares held by them respectively, the numbers of the certificates representing the same, and a record of all transfers thereof. Only the Shareholder designated in such register as the holder of a Share certificate shall be recognized for purposes of the Company as having any interest in such certificate or the Shares represented thereby, and neither the Company nor any Person connected therewith shall be bound by any notice to the contrary, but in cases of dispute the Board may require that the certificate in question be submitted for inspection and that the registered Shareholder's title thereto be satisfactorily established. A holder may be registered as a fiduciary, and customary words may be employed to identify the fiduciary relationship.

         Section 4.5 Shareholder's Transfer of Shares. Excepting transfers by operation of law and subject to the restrictions set forth in Section 4.7, Shares shall be transferable on the records of the Company only by the record holder thereof by his or her agent duly authorized in writing, upon delivery to the Board or a transfer agent of the Company, if any, of the certificate or certificates therefor, properly endorsed or accompanied by duly executed instrument or instruments of transfer, together with such evidence of the genuineness of each such endorsement, execution and authorization and of other matters as may reasonably be required. Upon such delivery and proof, the transfer shall be recorded upon the register of the Company, and one or more new certificates shall be issued to those entitled thereto by reason of such transfer. Until the transfer is so recorded, the Shareholder designated by the register as the holder of such Shares shall be deemed to be the holder thereof for all purposes of the Company, and neither the Board nor any transfer agent or registrar, nor any officer or agent of the Company, shall be affected by any notice of any proposed transfer. The Board may establish particular procedures to govern the assignment of Shares for security purposes.


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         Section 4.6 Transfers by Operation of Law. Any Person becoming entitled to any Share in consequence of the death or bankruptcy of any Shareholder, or in any other way other than as provided in Section 4.5, may, subject to the restrictions set forth in Section 4.7, be entered upon the register as the holder thereof and receive a new certificate therefor, upon delivery of the existing certificate and such proofs as may be required to the Board or any transfer agent of the Company. The transfer shall have no effect until entered upon the register, and notice given to any Person prior to such entry shall likewise be ineffective for any purpose.

         Section 4.7 Certain Restrictions on Transfer; Legend. Notwithstanding anything to the contrary in Section 4.5 and Section 4.6, no Shareholder shall transfer any Voting Shares to a Bank Holding Company, unless, after giving effect to such transfer, such Bank Holding Company would own no more than 4.9% of any class or series of Voting Shares of the Company. Each Shareholder understands and agrees that the Shares may be transferred by a Bank Holding Company only in accordance with applicable federal and state securities laws and in a widely dispersed offering in which no more than 2% of the outstanding Shares of such class or series are transferred to any one holder, in which circumstance the transferee will be permitted to convert such Shares into Voting Shares. Each Shareholder agrees that substantially the following legend shall be placed on the certificates representing any non-voting Shares:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE LIMITATIONS UPON TRANSFER AND CONVERSION CONTAINED IN THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE CLASS B 9.5% CUMULATIVE CONVERTIBLE NON-VOTING PREFERRED SHARES OF BENEFICIAL INTEREST AND THE BY-LAWS OF THE COMPANY (COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE COMPANY)."


                                    ARTICLE V

                              AMENDMENT OF BY-LAWS

         Section 5.1 Amendments. These By-Laws may be amended or repealed or new By-Laws may be adopted by the affirmative vote of a majority of the Board at any regular or special meeting of the Board.


Effective Date of Adoption:  July 15, 1997.

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